OHIO NATIONAL FUND, INC.

AMENDMENT TO

OPERATING EXPENSE LIMITATION AGREEMENT

ON Conservative Model Portfolio

ON Moderately Conservative Model Portfolio

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

THIS AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT (the “Amendment”) is effective as of the 1st day of May, 2018, by and between Ohio National Fund. Inc., a Maryland corporation (the “Fund”), on behalf of each series of the Fund set forth on Appendix A attached hereto (each a “Portfolio” and collectively the “Portfolios”) and the investment adviser of the Portfolios, Ohio National Investments, Inc., an Ohio corporation (the “Adviser”).

WHEREAS, the Fund and Adviser entered into the Operating Expense Limitation Agreement (the “Agreement”) effective March 1, 2017; and

WHEREAS, the Fund and Adviser wish to amend the Agreement to revise Appendix A.

NOW THEREFORE, for good and valuable consideration, the Fund and Adviser hereby amend the Agreement as follows:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

OHIO NATIONAL FUND, INC.		OHIO NATIONAL INVESTMENTS, INC.
on behalf of the Portfolios listed on Schedule A hereto

By:	/s/ Kimberly A. Plante	By:	/s/ R. Todd Brockman
Name:	Kimberly A. Plante	Name:	R. Todd Brockman
Title:	Secretary	Title:	Treasurer

Appendix A

Portfolio	Operating Expense Limit
ON Conservative Portfolio	0.87%
ON Moderately Conservative Model Portfolio	0.92%
ON Balanced Model Portfolio	0.99%
ON Moderate Growth Model Portfolio	1.04%
ON Growth Model Portfolio	1.08%